Exhibit A

LOCK-UP AGREEMENT

December 19, 2013

Roth Capital Partners, LLC

888 San Clemente Dr.

Newport Beach, CA 92660

As Representative of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

Re:	GigOptix, Inc. (the “Company”)

Ladies and Gentlemen:

The undersigned is an officer or director of the Company and an owner of record or beneficially of certain shares of common stock of the Company, $0.001 par value per share (“Common Stock”), or securities convertible into, exchangeable, or exercisable for Common Stock (“Securities”). The Company proposes to enter into an underwriting agreement (the “Underwriting Agreement”) with you as an underwriter, with respect to the public offering of Common Stock (the “Offering”). The undersigned acknowledges that the Offering will be of benefit to the undersigned. The undersigned also acknowledges that you and each underwriter to be named in the Underwriting Agreement will rely on the representations and agreements of the undersigned contained in this letter in connection with entering into the Underwriting Agreement and performing your and their obligations thereunder.

In consideration of the foregoing, the undersigned hereby agrees that the undersigned will not, without your prior written consent (which consent may be withheld in your sole discretion), directly or indirectly, sell, offer to sell, contract to sell, or grant any option for the sale (including without limitation any short sale), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”) or otherwise dispose of or enter into any transaction which is designed to, or could be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise by the Company or any affiliate of the Company or any person in privity with the Company or any affiliate of the Company) (collectively, a “Disposition”) of any shares of Common Stock or any Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, or publicly announce the undersigned’s intention to do any of the foregoing (provided, however, that the undersigned may (i) complete one or more gift transfers of Securities to immediate family member(s) (as defined in Item 404(a) of Regulation S-K under the Exchange Act) who agree in writing to be similarly bound for the remainder of the Lock-up Period (as defined below); (ii) transfer Securities by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) transfer Securities to the Company or as may be required under any benefit plan of the Company, in each case without prior written consent and upon three (3) business days’ written notice to you), for a period commencing on the date of the Underwriting Agreement and continuing through the close of trading on the date ninety (90) days following the date of the Final Prospectus Supplement, as defined in the Underwriting Agreement, subject to adjustment as discussed below (the “Lock-up Period”). For the avoidance of doubt, nothing herein shall prevent the undersigned from, or restrict the ability of the undersigned to (a) purchase shares of Common Stock on the open market or under an employee stock purchase plan of the Company or (b) exercise any options or other convertible securities granted under any benefit plan of the Company.

The foregoing restrictions have been expressly agreed to preclude the holder of shares of Common Stock and/or the Securities from engaging in any hedging or other transaction which is designed to or reasonably expected to lead to or result in a Disposition of shares of Common Stock or Securities during the Lock-up Period, even if such shares of Common Stock or Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale, or grant of any right (including, without limitation, any put or call option) with respect to any shares of Common Stock or Securities or with respect to any security (other than a broad-based market basket or index) that includes, relates to, or derives any significant part of its value from shares of Common Stock or Securities.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of Common Stock or Securities held by the undersigned except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or publicly announces other material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless you waive, in writing, such extension. Roth Capital Partners, LLC agrees to waive such extension if the provisions of NASD Rule 2711(f)(4) or any applicable successor rule are not applicable to the Offering.

This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned.

Nothing in this Lock-up Agreement shall constitute an obligation to purchase shares of Common Stock or Securities of the Company. If the Underwriting Agreement does not become effective by December 19, 2013, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to the payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Lock-up Agreement.

This Lock-Up Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

[Signature Page Follows]

Very truly yours,

Dr. Avi S. Katz
Printed Name of Holder

By:	/s/ Dr. Avi S. Katz
Signature

Dr. Avi S. Katz
Printed Name of Person Signing
(and indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity)